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May 11, 2001


Brian O'D. White
Chief Financial Officer
Crosspoint Foods Corporation
1050 17th Street
Suite 195
Denver, CO  80265

Dear Brian,

Wells Fargo Business Credit, Inc. ("WFBCI") is pleased to present this proposal to provide financing to ("Borrower") for credit, in the amount and under the terms and conditions outlined below. This proposal is NOT A COMMITMENT TO LEND, but does represent our sincere interest in providing the financing you require to refinance your existing revolving line of credit and provide additional working capital.

AGGREGATE
CREDIT LIMIT:         $14,000,000 Revolving Credit Facility maturing 3 years
                      from closing.

BORROWER:             Crosspoint Foods Corporation; its subsidiaries and/or
                      divisions, now or hereafter owned.

FACILITY:

REVOLVING
CREDIT FACILITY:      $14,000,000 committed, secured revolving credit line
                      maturing 3 years from date of closing.

AVAILABLE AMOUNT:     The lesser of $14,000,000 or the amount calculated under
                      the Borrowing Base.

USE OF PROCEEDS:      To refinance the existing debt and to provide for ongoing
                      working capital needs.

BORROWING BASE:       Advances (direct loans and issued letters of credit) shall not exceed the lesser of (i) $14,000,000 or (ii) up to the sum of:

                      1.    80% of eligible accounts receivable

                      2.    60% of eligible inventory not to exceed $4,000,000.

                      Eligibility as acceptable collateral on which to advance and the advance rates will be solely determined by WFBCI.

                      Ineligible accounts receivable are anticipated to include:

                      o Receivables not paid within 90 days from invoice date. If the amount over 90 days from invoice exceeds the total amount owed by 10%, then the entire account is ineligible (cross-aging rule);

                      o Accounts with offsetting accounts payable (contra accounts);

                      o Foreign receivables without foreign receivable credit insurance or backed by an acceptable letter of credit;


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                      o          U.S. Government receivables;

                      o Unless approved by WFBCI in writing, that portion of an account that exceeds 15% of total accounts receivable (concentration accounts).

                      o Accounts for products not as yet shipped or for services not as yet completed (prebillings), and;

                      o Intercompany or affiliated receivables, poor quality credit receivables, or other receivables that in the sole discretion of WFBCI do not constitute acceptable collateral.

                      Eligible inventory is anticipated to be inventory located at the company's primary distribution facilities in the United States. Ineligible inventory is anticipated to be frozen foods in excess of 90 days in age; fresh goods in excess of 14 days in age; and paper goods not subject to a repurchase agreement. The inventory portion of the Borrowing Base will be capped at $4,000,000.

COLLATERAL:           All loans and advances shall be secured by a perfected
                      first priority security interest in all accounts, inventory, investment property, chattel paper, machinery and equipment, general intangibles, intellectual property and all other business assets.

INTEREST RATE:        Prime Rate of Interest plus 1 1/2% per annum floating,
                      payable monthly in arrears calculated on the basis of actual days elapsed in a year of 360 days. Default rate of interest will be 3% higher than the rate otherwise payable.

PRIME RATE OF
INTEREST:             The rate of interest set by Wells Fargo Bank, N.A. from
                      time to time as its Prime Rate, whether or not Wells Fargo
                      Bank N.A. makes loans at, above or below said Prime Rate.

UNUSED FEE:           A fee of 0.25% per annum on the unused portion of the
                      Facility will be payable monthly in arrears.


GENERAL TERMS

TERM: The initial term of the agreement will be for 3 years renewable on an annual basis thereafter.

CLOSING FEE:          1% payable at closing.

COLLATERAL AUDIT
EXPENSE (FEE):        Collateral audit fee of $90 per hour per analyst, plus
                      actual out-of-pocket expenses will be charged. This will include the pre-loan survey and collateral audit reviews thereafter on a quarterly basis.

MINIMUM INTEREST      A minimum interest charge of $20,000 per month.

PREPAYMENT:           Facility may be prepaid, in whole or in part, at any time
                      at the option of the Borrower.

                      The prepayment fee shall be waived only in the event the facility is refinanced by Wells Fargo Bank, N.A. or any of its affiliates.

                      The fee will be based on the Aggregate Credit Limit as follows:

                        Year of Prepayment                           Fee
                        ------------------                           ---
                        During Year 1 of the contract                 3%
                        During Year 2 of the contract                 2%
                        Thereafter through maturity                   1%


                                       16

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EXPENSES:             All expenses incurred to provide the contemplated
                      financing, including without limitations: legal fees and expenses, closing costs, appraisal fees, UCC search and recording fees, individual and corporate credit reports, lockbox costs, fees for the wiring of loan advances ($15 per advance), real estate title searches and recording fees, environmental assessment fees, and collateral auditing costs incurred by WFBCI in connection with the transactions contemplated herein are to be paid by Borrower whether or not the facility contemplated herein is funded. This obligation will survive the expiration or termination of any approval.

COLLATERAL ACCOUNT:
AND LOCKBOX:          All Borrower receipts to be directly deposited to a
                      separate collateral account (via the use of a lockbox) at a bank to be determined. After allowing one day for collection of receipts and two days for processing, deposited amounts will be applied to the Facility.
                      Standard money transfer and/or wire fees will apply.

GUARANTY:             No guarantee will be required however support agreements
                      from management will be obtain.

FINANCIAL REPORTING:  The financial and collateral reporting requirements shall include:

                   1. Collateral reporting requirements will be established
                      upon completion of the pre-loan collateral audit. Typical requirements include daily reporting of sales, credit memos, and collections, and bi-monthly or more frequent reporting of inventory levels;

                   2. Monthly accounts receivable and inventory listing and/or aging within 15 days of each month-end;

                   3. Monthly internally-prepared financial statements within 20 days of each month-end along with a certification of compliance with covenants contained in the credit agreement;

                   4. Monthly accounts payable aging within 15 days of each
                      month-end;

                   5. Annual audited consolidating and consolidated financial statements within 120 days of fiscal year-end prepared by an independent auditor acceptable to Wells Fargo;

                   6. Annual financial projections (balance sheet and income
                      statement, at a minimum), by month, due 30 days prior to the beginning of the next fiscal year;

                   7. Any other information WFBCI may reasonably request;

LOAN DOCUMENTATION:   The Borrower will be required to execute or cause to be
                      executed and deliver or cause to be delivered to WFBCI such documents, instructions, certificates, opinions and assurances (collectively the Loan Documents) as WFBCI requests in connection with funding the facility on the basis outlined herein and in connection with the Borrower's authority and capacity to accept the facility and execute the Loan Documents. The Borrower will be required to take such other action in connection with the facility as WFBCI might reasonably request. All such requirements shall be subject to WFBCI's approval and the approval of its counsel as to the form and substance. The
                      Loan Documents will contain such warranties, covenants, and conditions as are normally contained in documents relating to similar credit facilities.


FINANCIAL COVENANTS:  Financial performance (including leverage, tangible net worth, earnings, and debt service capability), limitations on acquisitions, investments, additional debt, intercompany accounts, bonuses, dividends, change in ownership, change


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                      in senior management, capital expenditures, disposition of assets, and other covenants as deemed appropriate by WFBCI.

DEPOSIT: Upon acceptance of this proposal, a non-refundable deposit in the amount of $60,000 will be provided by the Borrower.

                                 Proceeds of the deposit will be applied
                                 against:

                                 All expenses incurred relating to the due diligence, collateral audit, and initial credit review associated with the closing and funding of the proposed Facility. If the Facility does not close or fund, the deposit will be retained by WFBCI.

CONDITIONS OF
APPROVAL:             Approval and funding is conditioned upon delivery of the
                      following, each in form and substance satisfactory to
                      WFBCI:

                      1. Closing of commitment is contingent on the company obtaining equity and/or subordinated debt of no less than $24,000,000

                      2.   Completion of a satisfactory audit by WFBCI.

                      3. Evidence that WFBCI has a perfected first priority security interest in all applicable collateral.

                      4. Excess availability under the Facility of no less than $3,000,000 after paying out the existing senior secured debt, trade payables older than 30 days from invoice date, book overdraft, closing costs.

                      5.   Credit approval by the appropriate WFBCI officers.

                      6.   Final legal documentation satisfactory to WFBCI.

                      7. No adverse change in the financial condition of the Borrower since the date of the most recent financial statement received by WFBCI.

                      8. Satisfactory background check on Borrower's owners and/or officers.

                      9.   Satisfactory review of fraudulent conveyance risks.

                      10. Satisfactory review of underlying contractual agreement(s) with customers and primary vendors, inclusive of any PACA laws/issues.

                      11. Receipt and review, by Wells Fargo Business Credit, Inc. and perhaps an outside independent consultant, of post-purchase financial projections for FY 2001.

                      12. No material changes to purchase agreements associated with the acquisitions of Southwest Traders and Damon Industries.

                      13. An executed subordination agreement, in a form acceptable to WFBCI, between any and all current or future subordinated debt lenders.

If you are in agreement with the foregoing please sign the original of this letter and return it along with the deposit of $60,000. This proposal is confidential between you and WFBCI. This proposal will expire if not accepted prior to June 30, 2001.

We appreciate the opportunity to make this proposal and look forward to a mutually beneficial relationship.

Sincerely,
WELLS FARGO BUSINESS CREDIT, INC.


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Melody Stallings, Vice President

Accepted and agreed to this ___ day of ______, 2001.
Crosspoint Foods Corporation



By:
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                 (Title)